Exhibit 99.1

                  SPHERIX RECONVENED SHAREHOLDERS MEETING HELD

                   PROPOSAL TO INCORPORATE INFOSPHERIX PASSED;
             DR. ROBERT A. LODDER ELECTED TO THE BOARD OF DIRECTORS

    BELTSVILLE, Md., June 8 /PRNewswire-FirstCall/ -- Spherix Incorporated (Nasdaq: SPEX) reconvened its Annual Shareholders Meeting at 10:00 a.m. on Wednesday, June 8, 2005 at its Corporate Headquarters in Beltsville, Maryland. This Meeting was held solely to close the polls on the proposal to establish InfoSpherix as a wholly-owned subsidiary of Spherix and to announce the results of this vote.

    Spherix President and CEO, Richard Levin, presided over the Meeting, at which time Corporate Secretary and Inspector of Election, Katherine Brailer, announced that a majority of the 11,953,398 shares issued and outstanding had now approved the proposal to establish InfoSpherix as a wholly-owned subsidiary of Spherix.

    Following the Annual Shareholder's Meeting, a Board of Directors Meeting was held to formally adopt the organizational resolutions related to the incorporation of InfoSpherix, and the Board elected the following Officers of InfoSpherix Incorporated:

    * Katherine M. Brailer, Corporate Secretary
    * Robert L. Clayton, Director of Finance and Treasurer
    * Roger A. Downs, Vice President, Operations
    * Gilbert V. Levin, Chairman of the Board
    * M. Karen Levin, Vice President
    * Richard C. Levin, CEO and President, and Chief Financial Officer
    * Jeffrey T. Lowe, Vice President, Corporate Communications
    * Steven M. Wade, Vice President, Information Technology

    Mr. Levin stated that Company Management will now move forward with the necessary paperwork to formally incorporate InfoSpherix. He said, "This is an important step for the future growth of the Company as it will allow each entity to pursue its mission independently based on its own strengths."

    In further news, at the Board Meeting, Dr. Robert A. Lodder was elected to membership on the Board of Directors. Dr. Lodder is the Director of the Analytical Spectroscopy Research Group of the Advanced Science and Technology Center at the University of Kentucky. He is currently Professor of Pharmaceutical Sciences at the College of Pharmacy, University of Kentucky Medical Center, and holds joint appointments in the Department of Electrical and Computer Engineering, and the Division of Analytical Chemistry of the Department of Chemistry at Kentucky. Dr. Lodder received his B.S. degree cum laude in Natural Science and his M.S. in Chemistry in 1983 from Xavier University, Cincinnati, OH in 1981. He received his Ph.D. in Analytical Chemistry in 1988 from Indiana University.

    Certain statements contained herein are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission, including the filing on Form 8-K made on March 3, 1999.

    Under its motto, "A World of Solutions," Spherix's mission is to create value and increase shareholder wealth through innovations that benefit our clients and the human condition. Spherix offers innovations in information technology, knowledge management, and biotechnology.

    Spherix's Internet address is http://www.spherix.com.

SOURCE  Spherix Incorporated
    -0-                             06/08/2005
    /CONTACT:  Kathy Brailer of Spherix Incorporated, +1-301-419-3900 or
Email: kbrailer@spherix.com/
    /Web site:  http://www.spherix.com/